Exhibit 10.1

Thomas S. Kucinski
Executive Vice President Chief Human Resources Officer

Personal & Confidential

June 21, 2023

Mr. Michael Sherrick

Dear Michael,

I am pleased to confirm the terms under which you will join Information Services Group, Inc. (ISG) as Executive Vice President and Chief Financial Officer, based in our Stamford CT headquarters.  You will also become a member of our ISG Executive Board (IEB) comprised of the top leaders of our firm.  Your start date would be Monday, July 24.

As discussed, to assist in our planned retirement succession process, you will initially join as Executive Advisor, Finance on your start date and assume the role of Executive Vice President and CFO effective August 7.

Your base salary will be $500,000 annually.   It will subsequently rise to $550,000 effective April 1, 2024. Executives at ISG have their base salary reviewed periodically, but not annually.

Your annual target opportunity under our ISG Incentive Plan (IIP) will be $300,000, beginning in performance year 2024.  Awards under the IIP are typically made in March/April of the following year.

You would also be part of our Executive Equity Program and as such we would grant you $350,000 face value of RSUs on September 1, 2023 comprised of two components:

•	$262,500 of time based RSUs which would vest ratably over 4 years.
•	$87,500 of performance based RSUs which would vest upon ISG’s share price meeting a specific threshold ($7.00 average closing price over 10 trading days) between year 1 and year 4 of the grant.

You would be eligible with other executives approximately annually for a similar sized equity grant at the discretion of our board of directors.

To assist with your transition to ISG, we will provide you with three awards:

•	A one-time Mega-Grant consisting of 100,000 restricted stock units (RSUs) which would be granted on September 1, 2023. These RSUs would vest 100% on September 1, 2026.
•	A transition equity bonus consisting of $100,000 face value of RSUs. These would be granted on September 1, 2023 and would vest 100% on September 1, 2024 provided you start with ISG in July 2023.
•	A second transition equity bonus consisting of $100,000 face value of RSUs. These would be granted on August 1, 2024 and would vest 100% on August 1, 2025.

Information Services Group, Inc.

2187 Atlantic Street

8th Floor

Stamford, CT 06902

203-517-3108

Thomas S. Kucinski
Executive Vice President Chief Human Resources Officer

These grants require you to execute our standard restrictive covenant agreement. And as discussed, were you ever to voluntarily leave ISG, you are required to provide at least 90 working days’ notice. If not, you will be required to pay back the transition equity bonus value above ($100,000) at the time of leaving.

In addition, we have provided our top executives, upon joining the firm, with the opportunity to purchase ISG shares that we will then match 1:1.  Should you decide to do so, you may purchase up to $100,000 face value of ISG shares in the open market and we will then match those shares 1:1 with an RSU grant on the first day of the month following the completion of your purchases, provided your purchases are completed by September 3, 2024.  As an insider at ISG, you will be able to purchase shares only during open trading windows.  If you choose to purchase ISG shares prior to your start date, we will honor those purchases for purposes of the match.  The matched RSU’s would vest fully on the first anniversary of the grant.

You will be subject to our ISG Share Ownership guidelines which, for the CFO requires that within 5 years of starting, you will hold ISG shares (which includes unvested RSUs) with a value equal to three times your base salary.

In addition to the above compensation, you are eligible for a number of employee benefits, which may from time-to-time be changed, added to, or reduced.  Also included is our Profit-Sharing (401k) plan and the opportunity to participate in our Employee Stock Purchase Plan (ESPP) whereby you may purchase ISG shares at a 10% discount.  We expect our senior executives to participate in the ESPP.  A complete benefit explanation will follow shortly.

Additionally, you will be provided a Change in Control agreement, that provides for certain payments in the event of a termination in connection with a change-in-control.

As is our standard operating procedure, you will be required to sign a confidentiality and non-solicitation agreement.

All offers of employment are contingent upon receipt of information satisfactory to ISG in response to a background and verification check of your employment background. We will send you the necessary information to initiate this process.

Our leadership team has enjoyed meeting with you.  I am confident that with your business and leadership experience, you will make significant contributions to the success of ISG.

We look forward to you joining the ISG Team!

Information Services Group, Inc.

2187 Atlantic Street

8th Floor

Stamford, CT 06902

203-517-3108

Thomas S. Kucinski
Executive Vice President Chief Human Resources Officer

Sincerely,

Tom Kucinski

cc: Michael Connors

Acknowledged and Agreed:

/s/ Michael Sherrick
Michael Sherrick

Information Services Group, Inc.

2187 Atlantic Street

8th Floor

Stamford, CT 06902

203-517-3108